Exhibit 5.5

Partners (admitted in Hong Kong) Justin M. Dolling[4] David Patrick Eich[1],3,4 Douglas S. Murning[4] Nicholas A. Norris[4] John A. Otoshi[2] Jesse D. Sheley[1] Dominic W.L. Tsun[2],4 Li Chien Wong David Yun[4],5	26th Floor, Gloucester Tower The Landmark 15 Queen's Road Central Hong Kong Telephone: +852 3761 3300 Facsimile: +852 3761 3301 www.kirkland.com	Ashley Young To Call Writer Directly: +852 3761 3308 ashley.young@kirkland.com

Registered Foreign Lawyers Pierre-Luc Arsenault[2] Christopher Braunack[4] Albert S. Cho[2] Michel Debolt[2] Angela Russo[1] Benjamin Su2 Ashley Young[4] David Zhang[2] Fan Zhang[1]	May 3, 2012

BY EMAIL & POST	PRIVILEGED AND CONFIDENTIAL

Molson Coors Brewing Company

1225 17th Street, Suite 3200

Denver, Colorado 80202

Attention: Chief Legal Officer

Re:	Registration Statement on Form S-3

Dear Sirs:

We are issuing this opinion in our capacity as legal counsel to each of the guarantors listed on Schedule 1 (English Guarantors) hereto (the “English Guarantors” and each an “English Guarantor”) in connection with the registration by Molson Coors Brewing Company (the “Issuer”) of US$1,900,000,000 in aggregate principal amount of the following notes (the “Notes”): $300,000,000 2.000% Senior Notes due 2017; $500,000,000 3.500% Senior Notes due 2022; and $1,100,000,000 5.000% Senior Notes due 2042. The Notes will be guaranteed (such guarantees when entered into on May 3, 2012 being the “Guarantees”) by the guarantors named therein (the “Guarantors”, and together with the Issuer, the “Registrants”), pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 26, 2012. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”. In relation to the Notes, the Issuer, the Guarantors, and Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. as representatives of the underwriters entered into an underwriting agreement (the “Underwriting Agreement”) dated as of April 26, 2012. The Notes are to be issued pursuant to an Indenture (the “Indenture”) dated as of May 3, 2012 by the Issuer, the Guarantors and Deutsche Bank Trust Company Americas as trustee (the “Trustee”), and supplemented pursuant to a first supplemental indenture (the “First

1. Admitted in the State of Illinois

2. Admitted in the State of New York

3. Admitted in the State of Wisconsin

4. Admitted in England and Wales

5. Admitted in Australia

Chicago	London	Los Angeles	Munich	New York	Palo Alto	San Francisco	Shanghai	Washington, D.C.

Molson Coors Brewing Company

May 3, 2012

Supplemental Indenture”) dated as of May 3, 2012 between, among others, the Issuer, the Guarantors and the Trustee to the Indenture. The Underwriting Agreement, the Indenture and the First Supplemental Indenture are together the “Opinion Documents” and each an “Opinion Document”.

1	Opinions

Subject to the assumptions set out in Schedule 3 (Assumptions), the documents and records that we have examined, the searches and enquiries that we have carried out and the qualifications and reservations set out in Schedule 4 (Qualifications) and to any matters not disclosed to us, it is our opinion that, so far as the present laws of England are concerned each English Guarantor, by all necessary corporate action, has duly authorized the execution, delivery and performance of their obligations under the Guarantees as provided pursuant to their entry into of the Opinion Documents.

2	General

2.1	This letter is limited to English law in force at the date of this letter and this letter is given on the basis that it will be governed by and construed in accordance with English law. We express no opinion on the laws of any other jurisdiction. None of the opinions or other advice contained in this letter considers any foreign or state securities (or “blue sky”) laws or regulations.

2.2	This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

2.3	The documents, searches and enquires referred to in Schedule 2 (Documents, Searches and Enquiries) are the only documents or records we have examined and the only searches and enquiries that we have carried out for the purposes of this opinion. We have not investigated whether the English Guarantors are or will be by reason of the transactions and matters contemplated by the Opinion Documents in breach of any of their obligations under any other agreement, document, deed or instrument.

3	Disclosure and reliance

3.1	Subject to the paragraph 3.2 below:

(a)	this letter may be relied upon by you solely in your capacity as Issuer of the Notes and is being furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act;

Molson Coors Brewing Company

May 3, 2012

(b)	without our written consent no person (including any person that acquires any Notes) other than you may rely on this letter for any purpose and this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document or in any other document or communication or made public in any other way; and

(c)	we hereby disclaim all responsibility to any person other than the addressees (in their capacity as such) in relation to this opinion or otherwise.

3.2	We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-k filed by Molson Coors Brewing Company with the SEC on May 3, 2012. We also consent to the reference to our firm under the heading “Legal matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Molson Coors Brewing Company

May 3, 2012

Yours faithfully,

/s/ Kirkland & Ellis
Kirkland & Ellis

Molson Coors Brewing Company

May 3, 2012

SCHEDULE 1

ENGLISH GUARANTORS

Molson Coors Brewing Company (UK) Limited;

Golden Acquisition; and

Molson Coors Holdings Limited,

each an “English Guarantor” and together the “English Guarantors”.

Molson Coors Brewing Company

May 3, 2012

SCHEDULE 2

DOCUMENTS, SEARCHES AND ENQUIRIES

Other documents

1	A certified copy of the memorandum and articles of association and certificate of incorporation of each English Guarantor.

2	A certified copy of the minutes of a meeting of the board of directors of each English Guarantor held on April 23, 2012 (the “Board Approvals”).

3	A certified copy of written resolutions signed by the member(s) of each English Guarantor dated May 1, 2012 (the “Shareholder Approvals”).

4	A certificate of a director of each English Guarantor dated May 1, 2012 certifying that, among other things, the entry into and performance of the Opinion Documents will not contravene any borrowing or guarantee limit contained in the articles of association of that English Guarantor, the copies of the documents referred to in paragraphs 4, 5 and 6 above are true and accurate copies of the originals of those documents and including specimens of the signatures of the person(s) authorised to sign the Opinion Documents on behalf of the relevant English Guarantor.

Searches and enquiries

5	On-line searches of the publicly available records relating to each English Guarantor at Companies House conducted by 7Side Ltd on May 2, 2012.

6	A telephone enquiry at the Central Registry of Winding Up Petitions at the Companies Court in London in respect of each English Guarantor conducted by us on May 2, 2012.

Molson Coors Brewing Company

May 3, 2012

SCHEDULE 3

ASSUMPTIONS

1	Each English Guarantor is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 at the time it enters into each Opinion Document and will not, as a result of entering into each Opinion Document, be unable to pay its debts within the meaning of that section.

2	That no party to the Opinion Documents has passed a resolution for its winding-up and no proceedings have been instituted or steps taken for the winding-up of any such party or for the appointment of a receiver or other insolvency official in respect of all or any assets of any such party and each of the parties to the Opinion Documents was at all relevant times solvent and will not as a consequence of the execution thereof or the entering into of the transactions contemplated thereunder, be or become insolvent, unable to pay its debts, or deemed to be so under any applicable statutory provision, regulation or law. We have reviewed the searches and conducted the enquiries referred to in Schedule 2 (Documents, Searches and Enquiries) above and no record of the occurrence of any of these events in relation to any of the English Guarantors was revealed in those searches or enquiries, although we would refer you to the caveat contained in this letter in relation to relying on such searches.

3	That the Board Approvals were duly passed by the duly appointed directors of the relevant English Guarantor at board meetings of it at which all constitutional, statutory and other formalities were duly observed (and that the directors of each English Guarantor mentioned in the relevant Board Approval are all the directors of that English Guarantor); such Board Approvals have not been in any way modified, amended, annulled, rescinded or revoked and are in full force and effect and that the Board Approvals correctly record the subject matter which each purports to record and the conclusions in the Board Approvals as to the commercial justification for the execution and delivery of the Opinion Documents to which it is a party by the relevant English Guarantor were reached by its directors in good faith and for its benefit for the purposes of its business and on arm’s length terms and were conclusions at which such directors could reasonably arrive.

4	That the copy produced to us of each Shareholder Approval is a true copy and correctly records the resolutions approved by the members of the relevant English Guarantor (and the members of each English Guarantor mentioned in the relevant Shareholder Approval are the only members of that English Guarantor), that the Shareholder Approvals were duly signed by or on behalf of all the members of the relevant English Guarantor and that no further resolutions of the members, the board of directors of the relevant English Guarantor or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof.

Molson Coors Brewing Company

May 3, 2012

5	That the directors of each English Guarantor in authorising execution of each Opinion Document have exercised their powers in good faith in the interests of the relevant English Guarantor and in accordance with their fiduciary duties under all applicable laws and the constitutional documents of the relevant English Guarantor and that the guarantee contained in the Indenture was given for legitimate purposes of the relevant English Guarantor, that the giving of the guarantee would be most likely to promote the success the relevant English Guarantor for the benefit of its members as a whole and that the members of the English Guarantor have not in a general meeting of the English Guarantor imposed any restriction on its ability to give guarantees. These are matters of fact on which we express no opinion.

6	That each English Guarantor maintains its “centre of main interests” in England & Wales for the purposes of the Council Regulation (EC) No. 1346/2000 of May 29, 2000 on Insolvency Proceedings, as amended (the “Insolvency Regulation”).

7	That no English Guarantor maintains an “establishment” (as defined in Article 2(h) of the Insolvency Regulation) in any Member State (as that term is used therein) other than the United Kingdom, no English Guarantor has taken any action or permitted any action to be taken which may result in a court of any other Member State finding that it has an establishment in that other Member State.

8	That there is no other agreement, instrument, undertaking, obligation, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) (other than as may be contained in the Opinion Documents or the respective memorandum and articles of association of the English Guarantors) made by or between all or any of the parties to the Opinion Documents or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this letter and that, the execution, delivery, issue and performance of the Opinion Documents will not result in any breach of any instrument, agreement or obligation to which an English Guarantor is a party or to which it is subject as the case may be.

9	The searches and enquiries referred to in Schedule 2 (Documents, Searches and Enquiries) were and remain accurate, complete and up to date at the date of this letter and disclose all information which is necessary or material for the purposes of this opinion and, had such searches and enquiries been made on the date of this letter, they would have revealed no other information which is not revealed in the searches and enquiries referred to above and there has been no alternation in the status, position or conditions of any of the English Guarantors (howsoever described) from that revealed in such searches and enquiries.

Molson Coors Brewing Company

May 3, 2012

10	The genuineness of all signatures, seals and markings on, and the authenticity and completeness of, all documents submitted to us and the conformity to original documents of all documents submitted to us as certified, electronic, photostatic or facsimile copies and the authenticity and completeness of the originals of such latter documents and that all documents remain accurate, complete and up to date at the date of this letter and the correctness, completeness and fairness of all factual statements contained in all documents examined by us.

11	That each person who signed an Opinion Document on behalf of an English Guarantor (or attested the affixing of the seal of an English Guarantor) is the person who was authorised to do so by appropriate corporate action of the relevant English Guarantor and the due execution and delivery of each Opinion Document by each of the parties thereto including, without limitation, the English Guarantors.

12	That no law of any jurisdiction outside England would render the choice of law provisions in or the execution, delivery or performance of, an Opinion Document illegal or ineffective and that, insofar as any obligation under an Opinion Document is or is to be performed in, or is otherwise subject to, the laws of any jurisdiction other than England, its performance will not be illegal under or ineffective by virtue of the law of that other jurisdiction and that none of the opinions expressed above would otherwise be affected by any laws (including but not limited to those relating to public policy) of any jurisdiction outside England.

13	That no party to any Opinion Document would be entitled to claim the benefit of any statute or rule of law which affects sovereign immunity from enforcement of a court judgment or an arbitration award.

14	The absence of bad faith, fraud, coercion, duress, misrepresentation, mistake of fact or law or undue influence on the part of any party to the Opinion Documents or their respective directors, employees, officers, agents and advisors.

15	That the Opinion Documents have been entered into, and will be carried out, by each of the parties thereto in good faith, for bona fide commercial reasons, for the benefit of each of them respectively and on arms’ length commercial terms.

16	That each Opinion Document has been delivered by the parties thereto and is not subject to an escrow arrangement and that the terms of each Opinion Document will continue to be observed by each of the parties thereto and do not constitute a pretend, fraudulent or false transaction.

Molson Coors Brewing Company

May 3, 2012

17	No party to the Opinion Documents had actual, constructive or implied knowledge of any prohibition or restriction on any English Guarantor, or any other parties to the Opinion Documents, entering into (or authorising the entry into of) the Opinion Documents or performing their obligations thereunder (nor did any such party deliberately refrain from making enquiries in circumstances where it had any suspicion of such matters).

18	That there are no contractual or other restrictions binding on any English Guarantor (other than as may be contained in the Opinion Documents or the respective memorandum and articles of association of the relevant English Guarantor) which would affect the conclusions in this opinion or of which the Issuer is on notice.

19	That our advice on every legal issue addressed in this letter is based exclusively on the internal laws of England and represents our opinion as to how that issue would be resolved were it to be considered by English courts. We express no opinion (i) on the laws of the European Union as it affects any jurisdiction other than England; (ii) as to what law might be applied by any other courts to resolve any issue addressed by our opinion; and (iii) as to whether any relevant differences exist between the laws upon which our opinions are based and any other laws which may actually be applied to resolve issues which may arise under the Opinion Documents. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

20	That the copies of the memorandum and articles of association of each English Guarantor examined by us are complete and up to date and would, if issued today, comply, as respects each of the articles of association, with Section 36 of the Companies Act 2006.

21	That no person that is a beneficiary of an indemnity granted by an English Guarantor under the Opinion Documents is a “connected person” (within the meaning of Section 249 of the Insolvency Act 1986).

22	We have also assumed that the execution and delivery of the Opinion Documents and the Notes and the performance by the Issuer and the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound.

Molson Coors Brewing Company

May 3, 2012

SCHEDULE 4

QUALIFICATIONS

1	No opinion is expressed on matters of fact.

2	We express no opinion as to what law might be applied by any courts to resolve any issue addressed by our opinion and we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually be applied to resolve issues which may arise; the manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it; this letter is not intended to guarantee the outcome of any legal dispute that may arise in the future.

3	We do not express any opinion as to any taxation consequences which will or may arise as a result of any transaction effected in connection with any Opinion Document.

4	The searches at Companies House referred to in Schedule 2 (Documents, Searches and Enquiries) are not capable of revealing definitively whether or not a winding-up order has been made in respect of a company or a resolution passed for the winding up of a company, an administration order has been made in respect of a company or a receiver, administrator or liquidator has been appointed in respect of a company or any of its property or assets. Notice of these matters might not be filed with the Registrar of Companies in time to be disclosed in our searches and, when filed, might not be entered on the records of the relevant company in time to be disclosed in our searches. In addition, those searches are not capable of revealing whether or not a petition for winding up or a petition, application or notice for the appointment of an administrator or receiver has been presented or filed at court.

5	In relation to insolvency enquiries, the enquiries at the Central Registry of Winding Up Petitions referred to in Schedule 2 (Documents, Searches and Enquiries) relate to (a) compulsory winding up in the High Court of England and Wales and (b) administration in the High Court of England and Wales in London only. The enquiries are not capable of revealing whether winding up or administration proceedings have been commenced in a District Registry of the High Court of England and Wales. It is not possible to carry out a search for administration proceedings in the District Registries unless an application is made to the relevant District Judge and a GBP30 fee is paid. We have not made such an application.

Molson Coors Brewing Company

May 3, 2012

6	In addition, the enquiries are not capable of revealing conclusively whether or not (a) a winding up petition for a compulsory winding up has been presented, or (b) a winding up order has been made, or (c) an application has been made, a petition has been presented, a notice of intention to appoint or a notice of appointment has been filed with a view to the appointment of an administrator, or (d) an administrator has been appointed in the High Court of England and Wales. This is because details of the petition, order, application, notice or appointment may not have been entered on the records of the Central Registry of Winding Up Petitions at the High Court in time to be disclosed by our enquiry.

7	An English Guarantor may be subject to insolvency proceedings in another Member State if it maintains its centre of main interests in that Member State for the purposes of the Insolvency Regulation or maintains an establishment (as defined in Article 2(h) of the Insolvency Regulation) in that Member State. These insolvency proceedings will not be filed at any of Companies House, the Central Registry of Winding Up Petitions or any District Registry or County Court of England and Wales. We have not searched any equivalent company registers or court information in any other Member State. Accordingly our searches will not identify any insolvency proceedings commenced in another Member State.

8	We express no opinion as to whether an English Guarantor is eligible for a moratorium under Schedule 1A of the Insolvency Act 1986.

9	This opinion is subject to all insolvency, bankruptcy, liquidation, receivership, moratorium, reorganization and other laws affecting the rights of creditors (including secured creditors) generally.